                                                                      Exhibit 15

August 14, 2007

Tenneco Inc.
500 North Field Drive
Lake Forest, IL  60045

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Tenneco Inc. and consolidated subsidiaries for the periods ended March 31, 2007 and 2006, as indicated in our report dated May 8, 2007 (August 14, 2007 as to the effects of the restatement discussed in Note 2); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q/A (Amendment No. 1) for the quarter ended
March 31, 2007, is incorporated by reference in Registration Statement
Nos. 333-17485, 333-30933, 333-17487, 333-41535, 333-27279, 333-23249,
333-27281, 333-41537, 333-48777, 333-76261, 333-33442, 333-33934, 333-58056,
333-101973, 333-113705, 333-142475, and 333-142473 on Form S-8, and Registration
Statement No. 333-24291 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


DELOITTE & TOUCHE LLP

Chicago, Illinois